As filed with the Securities and Exchange Commission on July 19, 2004

Registration No. 333-116855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3/A

PRE-EFFECTIVE AMENDMENT NO. 2

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FIRST AMERICAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

California	95-1068610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth D. DeGiorgio, Esq.

General Counsel

The First American Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Neil W. Rust, Esq.

White & Case LLP

633 West Fifth Street

Los Angeles, California 90071

(213) 620-7700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ Registration No.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ Registration No.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Senior notes	$150,000,000	100	%(1)	$150,000,000	(1)	$19,005	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

SEC registration fee	$19,005
Trustee’s fees*	$15,000
Printing fees*	$10,000
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$50,000
Miscellaneous*	$10,000
Total	$154,005

*	Estimated

Item 15. Indemnification of Directors and Officers.

Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation’s articles. The Restated Articles of Incorporation of First American provide that: “The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.” The effect of this provision is to exculpate directors from any liability to First American, or anyone claiming on First American’s behalf, for breaches of the directors’ duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of First American to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors’ duty of care or loyalty).

The Bylaws of First American provide that, subject to certain qualifications, “(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation.” “Officer” includes the following officers of First American: Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. “Director” of First American means any person appointed to serve on First American’s board of directors either by its shareholders or by the remaining board members.

Each of First American’s 1996 Stock Option Plan, 1997 Directors’ Stock Plan, 2003 Title Agent Stock Purchase Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, First American may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with First American’s approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

First American’s Deferred Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, “To the extent permitted by applicable state law, First American shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of First American against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by First American or provided by First American under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.”

Each of First American’s Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, First American may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the Board of Directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

First American has policies of liability insurance which insure its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits.

Exhibit Number		Description

1.1		Form of Underwriting Agreement.

4.1		Form of Senior Indenture (incorporated by reference to Exhibit 4.1 to First American’s registration statement on Form S-3 (Registration No. 333-47755) filed March 11, 1998).

4.2	*	Form of First Supplemental Indenture.

4.3	*	Form of Senior Note.

5.1	*	Opinion of White & Case LLP.

12.1	*	Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of White & Case LLP (contained in Exhibit 5.1).

24.1	*	Power of Attorney.

25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company to act as trustee under the Senior Indenture.
*	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*                            *                             *

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment no. 2 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on July 19, 2004.

THE FIRST AMERICAN CORPORATION

By:	/s/ PARKER S. KENNEDY
Parker S. Kennedy Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 2 to registration statement on Form S-3 has been signed below by the following persons in the capacities and on July 19, 2004.

By:	/s/ PARKER S. KENNEDY
Parker S. Kennedy Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/s/ THOMAS A. KLEMENS
Thomas A. Klemens Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ MAX O. VALDES
Max O. Valdes Vice President and Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 2 to registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Date: July 19, 2004	By:	*
Parker S. Kennedy, Chairman

Date: July 19, 2004	By:	*
D.P. Kennedy, Chairman Emeritus and Director

Date: July 19, 2004	By:	*
Gary J. Beban, Director

Date: July 19, 2004	By:	*
J. David Chatham, Director

By:
William G. Davis, Director

Date: July 19, 2004	By:	*
James L. Doti, Director

Date: July 19, 2004	By:	*
Lewis W. Douglas, Jr., Director

Date: July 19, 2004	By:	*
Paul B. Fay, Jr., Director

Date: July 19, 2004	By:	*
Frank E. O’Bryan, Director

Date: July 19, 2004	By:	*
Roslyn B. Payne, Director

Date: July 19, 2004	By:	*
D. Van Skilling, Director

Date: July 19, 2004	By:	*
Herbert B. Tasker, Director

Date: July 19, 2004	By:	*
Virginia M. Ueberroth, Director

*By:	/s/ KENNETH D. DEGIORGIO
Kenneth D. DeGiorgio Attorney-in-Fact

Exhibit index

Exhibit Number		Description

1.1		Form of Underwriting Agreement.

4.1		Form of Senior Indenture (incorporated by reference to Exhibit 4.1 to First American’s registration statement on Form S-3 (Registration No. 333-47755) filed March 11, 1998).

4.2	*	Form of First Supplemental Indenture.

4.3	*	Form of Senior Note.

5.1	*	Opinion of White & Case LLP.

12.1	*	Statement regarding computation of Ratio of Earnings to Fixed Charges.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of White & Case LLP (contained in Exhibit 5.1).

24.1	*	Power of Attorney.

25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company to act as trustee under the Senior Indenture.
*	Previously filed.